                        REGISTRATION NO. _______________

      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 3, 2001

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------
                                   FORM S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                RNETHEALTH, INC.
       ------------------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         COLORADO                                                  39-1731029
-------------------------------                              -------------------
(STATE OR OTHER JURISDICTION OF                                 (IRS EMPLOYER
INCORPORATION OR ORGANIZATION)                               IDENTIFICATION NO.)

                        2600 MICHELSON DRIVE, SUITE 1650
                            IRVINE, CALIFORNIA                       92612
                --------------------------------------------     ------------
                  (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)         (ZIP CODE)

                    2001 STOCK COMPENSATION PLAN, AS AMENDED
             ------------------------------------------------------
                            (FULL TITLE OF THE PLAN)

                               WENDY BOROW JOHNSON
                                RNETHEALTH, INC.
                        2600 MICHELSON DRIVE, SUITE 1650
                                IRVINE, CA 92612
                                 (310) 393-3979
             ------------------------------------------------------
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                          COPY TO: TRACY R. NEAL, ESQ.
                             468 NORTH CAMDEN DRIVE
                             BEVERLY HILLS, CA 90210

                         CALCULATION OF REGISTRATION FEE

----------------------- --------------------- -------------------- --------------------- --------------------
 Title of Securities        Amount to be       Proposed Maximum      Proposed Maximum         Amount of
   to be registered          registered       offering Price Per    Aggregate Offering    Registration Fee
                                                     Share                Price
----------------------- --------------------- -------------------- --------------------- --------------------
     Common Stock           3,000,000(1)           $0.20(2)            $600,000               $172.20
----------------------- --------------------- -------------------- --------------------- --------------------

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) The proposed maximum offering price per share of Common Stock and the proposed maximum aggregate offering price are calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933. The fee for the shares being registered is based on a price of $0.20 per share, which was the closing bid price of the Common Stock on June 28, 2001, as reported on the OTC Bulletin Board.

                                   PROPSECTUS

                                RNETHEALTH, INC.
                        2600 Michelson Drive, Suite 1650
                            Irvine, California 92612
                                 (310) 393-3979

                       (3,000,000 SHARES OF COMMON STOCK)

         This Prospectus relates to the offer and sale by Rnethealth, Inc. ("RNET "), a Colorado corporation (the "Company") of shares of its Common Stock, $0.01 par value (the "Common Stock") pursuant to its 2001 STOCK COMPENSATION PLAN, as amended, whereby certain individuals receive stock options to stimulate their involvement and continued involvement in the Company. The Company is registering hereunder and then issuing upon receipt of adequate consideration therefore to its employees, officers, directors or consultants shares of the Common Stock in consideration for services rendered of to be rendered and payments made under the 2001 Stock Compensation Plan, as amended.

         The Common Stock is not subject to any restriction on transferability. Recipients of shares other than persons who are affiliate of the Company within the many of the Securities Act of 1933 (the "Act") may sell all or part of the shares in any way permitted by law including sales in the over-the counter market at prevailing prices at the time of such sale. Shares registered hereunder are being sold to both affiliates and non-affiliates of the Company. An affiliate is, summarily, any director, executive officer or controlling shareholder of the Company. The affiliates of the Company may become subject to
Section 16(b) of the Securities Act of 1934, as amended (the "Exchange Act") which would limit their discretion in transferring the shares acquired in the Company. If the individual who is not now an affiliate becomes an affiliate of the Company in the future; he would then be subject to Section I(b) of the Exchange Action (See General Information Restrictions on Resale).

         The Company's Common Stock is listed on the OTC Bulletin Board under the symbol RNTT.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is July 3, 2001.

         This Prospectus is not part of any Registration Statement which was filed and been effective under the Securities Act of 1933 as amended (the Act) and does not contain all of the information set forth in the Registration Statement, certain portions of which have seen offered pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act. The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either the Registration Statement or other filings of the Company with the Commission are qualified in their entirety by the reference thereto. A copy of any document or part thereof incorporated by reference in this Prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: RNETHEALTH, INC., 2600 Michelson Drive, Suite 1650, Irvine, CA 92612, telephone (310) 393-3979.

         The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports as well as the proxy statements, information statements and other information filed by the Company under the Exchange Act may be reviewed and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.C. Washington D.C. 20549. Copies may be obtained at the prescribed rates. In addition the Common Stock is quoted on the automated quotation system maintained by the National Association of Securities Dealers, Inc. (NASD). Thus copies of these reports, proxy statements, information statements and other information may also be examined at the offices of the NASD at 1735 K Street N.C. Washington DC 20549.

         No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, and if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any one to whom it is unlawful to make an offer or solicitation.

         Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has not been a change in the affairs of the Company since the date hereof.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION

GENERAL INFORMATION

THE COMPANY

         The Company has its principal offices at 2600 Michelson Drive, Suite 1650, Irvine, CA 92612, telephone (310) 393-3979.

PURPOSES

         The Common Stock will be issued by the Company pursuant to its 2001 STOCK COMPENSATION PLAN, as amended, which has been approved by the Board of Directors of the Company (the "Board of Directors"). The 2001 STOCK COMPENSATION PLAN, as amended, is hoped to provide a method whereby the Company's current employees and officers and non-employee directors and consultants may be stimulated and allow the Company to secure and retain highly qualified employees and officers and non-employee directors and consultants, thereby advancing the interests of the Company, and all of its shareholders. A copy of the 2001 STOCK COMPENSATION PLAN has been filed as an exhibit to this Registration Statement.

COMMON STOCK

         The Board has authorized the issuance of up to 11,958,232 shares of the Common stock pursuant to the Company's 2001 STOCK COMPENSATION PLAN, as amended, upon effectiveness of this registration Statement.

THE COMPANY 2001 STOCK COMPENSATION PLAN

         The Company has established a 2001 STOCK COMPENSATION PLAN, as amended, which awards stock options in an effort to further compensate its existing employees and officers and non-employee directors and consultants, secure their continued employment effort, and attract highly qualified employee's and consultants as they are needed.

NO RESTRICTIONS ON TRANSFER

         Upon the exercise of an option, that individual will become the record and beneficial owners of the shares of Common Stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock.

TAX TREATMENT TO THE INDIVIDUAL WHO EXERCISES THE OPTION

         The individuals receiving shares of common stock pursuant to the exercises of an option or options at an exercise price below the fair market value of the shares on the date of exercise, the difference between the exercise price and the fair market value of the stock on the date of exercise may be deemed ordinary income for federal income tax purposes. The recipient is urged to consult his tax advisor on this matter. Further, if any recipient is an "affiliate", Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

TAX TREATMENT TO THE COMPANY

         The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion may be an expense deductible by the Company for federal income tax purposes of the taxable year of the Company during which the recipient recognizes income.

RESTRICTIONS OF RESALES

         In the event that an affiliate of the Company acquires shares of Common Stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of Common Stock in the six months preceding or following the receipt of shares hereunder, any so called "profit", as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the Company. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. The Company has agreed that for the purpose of any "profit" computation under 16(b) the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common Stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

         A copy of any document or part hereof incorporated by reference in this Registration Statement but not delivered with this Prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: RNETHEALTH, INC., 2600 Michelson Drive, Suite 1650, Irvine, CA 92612 telephone (310) 393-3979.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed by Rnethealth, Inc. (the "Company") under the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended June 30,2000;

     (b) Any and all forms filed on Forms 10-QSB filed subsequent to any filed Form 10-KSB;

     (c) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since June 30, 2000; and

     (d) The description of the Company's Common Stock contained in the Company's Registration Statement filed with the SEC under the Exchange Act and subsequent amendments and reports filed to update such description.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

         Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently filed document which is also incorporated by reference herein modified or superseded such statement.

Item 4. DESCRIPTION OF SECURITIES

         Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not applicable.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         As permitted by the Colorado Business and Corporation Act, the Company's Articles of Incorporation provide that directors and officers of the Company will not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability for breach of a director's or officer's duty of loyalty to the Company or its shareholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for acts relating to unlawful distributions or for any transaction from which the director or officer derived and improper personal benefit. The Company's Articles of Incorporation also provide (subject to certain exceptions) that the Company shall, to the maximum extent permitted from time to time under the law of the State of Colorado, indemnify, and upon such request shall advance expenses to, any director or officer to the extent permitted under such law as may from time to time be in effect. The Company's bylaws require the Company to indemnify, the full extent permitted by law, any director, officer, employee or agent of the Company for acts which such person reasonably believes are not in violation of the Company's corporate purposes as set forth in the Articles of Incorporation. As a result of these provisions, shareholders may be unable to recover damages against the directors and officers of the Company for actions taken by them which constitute negligence or gross negligence, or a violation of their fiduciary duties, which may reduce the likelihood of shareholders instituting derivative litigation against directors and officers and may discourage or deter shareholders from suing directors, officers, employees and agents of the Company for breached of their duty of care, even though such an action, if successful, might otherwise benefit the Company and its shareholders.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

Item 8. EXHIBITS

Exhibit Number       Description
--------------       -----------

4.15 The Company's Articles of Incorporation (incorporated by reference to exhibit 3.1 to the Company's Registration Statement on Form SB-2, File No. 333-27787)

4.16 The Company's Bylaws (incorporated by reference to exhibit 3.2 to the Company's Registration Statement on Form SB-2,
                  File No. 333-27787)

4.17              Rnethealth, Inc. 2001 Stock Compensation Plan, as amended
                  (Filed herewith)

4.18 Registration Statement of the Company on Form 8-A (declared effective on July 31, 1997, File No. 0- 22913, and incorporated herein by reference)

4.19              Resolution of the Board of Directors dated June 23, 2001
                  (Filed herewith)

5.2               Opinion of Counsel of Tracy R. Neal, Esq. Filed herewith)

23.4              Consent of Corbin & Wertz (Filed herewith)

23.5              Consent of Tracy R. Neal, Esq. (included in Exhibit 5.2)

Item 9. UNDERTAKINGS

The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person of the Company in the successful defense of that action suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 29th day of June, 2001.


                                           RNETHEALTH, INC.

                                           By: /s/ WENDY BOROW JOHNSON
                                           -------------------------------------
                                           Wendy Borow Johnson
                                           President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

By:  /s/ ROBERT PORTRIE
     ---------------------------------------------
Robert Portrie, Chairman of the Board of Directors

Dated:  June 29, 2001

By:  /s/ MARK GOLD
     ---------------------------------------------
Mark Gold, Member of the Board of Directors

Dated:  June 29, 2001

By:  /s/ WENDY BOROW JOHNSON
     ---------------------------------------------
Wendy Borow Johnson, Member of the Board of Directors

Dated:  June 29, 2001

By:  /s/ W. THOMAS OLIVER
     ---------------------------------------------
W. Thomas Oliver, Member of the Board of Directors

Dated:  June 29, 2001

                                  EXHIBIT INDEX

Exhibit Number       Description
--------------       -----------

4.15 The Company's Articles of Incorporation (incorporated by reference to exhibit 3.1 to the Company's Registration Statement on Form SB-2, File No. 333-27787)

4.16 The Company's Bylaws (incorporated by reference to exhibit 3.2 to the Company's Registration Statement on Form SB-2,
                  File No. 333-27787)

4.17              Rnethealth, Inc. 2001 Stock Compensation Plan, as amended
                  (Filed herewith)

4.18 Registration Statement of the Company on Form 8-A (declared effective on July 31, 1997, File No. 0- 22913, and incorporated herein by reference)

4.19              Resolution of the Board of Directors dated June 23, 2001
                  (Filed herewith)

5.2               Opinion of Counsel of Tracy R. Neal, Esq. Filed herewith)

23.4              Consent of Corbin & Wertz (Filed herewith)

23.5              Consent of Tracy R. Neal, Esq. (included in Exhibit 5.2)